Exhibit 99.1

The following is issued today as a Press Release of SoftLock.com, Inc. d/b/a Digital Goods.

                                                             April 18, 2002

An Open Letter to Our Stakeholders,

I'm writing to update you on the status of SoftLock/Digital Goods and to tell you about our plans going forward, as reported in this Press Release issued today and available at www.digitalgoods.com.

As you know, our mission since May 2001 has been to liquidate the company's assets (primarily our patent portfolio) and return as much value as possible to our stakeholders--creditors, preferred stockholders and common stockholders. Digital Goods' liabilities owed to creditors is approximately $1,800,000. With minimal liquid assets , SoftLock would need to create liquidity from the patent portfolio of at least 1.8M to make our creditors whole. In light of the liquidation preference to the preferred stockholders, we would need to raise more than approximately $20,000,000 over the $1,800,000 in order for the common stockholders to achieve any return.

A patent sale of that magnitude was in our view unlikely in May 2001, and is even more so today. However, in August 2001 Digital Goods did receive independent appraisals and indications from prospects that suggested that a cash sale of $2M or more was a possibility. As a result, Digital Goods made a concerted and diligent effort to sell or license or otherwise create value from the patent portfolio. Unfortunately, the worsening economy in general, the virtual collapse of our market sector in particular, and the repercussions September 11 all created a difficult market environment for "new economy" patents.

Despite diligent efforts, Digital Goods failed to obtain any offers that would come close to making its creditors whole, let alone return funds to shareholders. Although there continues to be substantial interest in the Digital Goods patent portfolio, and we still believe that the Digital Goods' patents have great potential value, Digital Goods' current mode of operation is not sustainable.

Accordingly, we believe that a formal liquidation and dissolution of Digital Goods is now both possible and advisable. Although we could do this by simply selling all assets to the highest bidder, we now believe this will not bring significant benefit to our stakeholders. Accordingly, Digital Goods on April 16, 2002 voluntarily filed a petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Massachusetts, Case Number 02-42381-HJB ("Proceeding").

As part of the Proceeding, Digital Goods plans, subject to approval by the Bankruptcy Court, to transfer the company's assets into a Creditor's Trust which would provide a "safe haven" for the patents until a creditors' trustee is able to sell or license them should market conditions improve. If no such transaction occurs, the outcome is not expected to be materially worse than if Digital Goods were to liquidate its assets today. If a transaction does occur, the proceeds would be distributed among Digital Goods' creditors and stakeholders pursuant to the provisions of the Bankruptcy Code and as approved by the Bankruptcy Court. We plan to request that a portion of the net proceeds of any transactions (after costs of administration and repayment of creditors) be paid to the common stockholders as well as the preferred shareholders, even if the net proceeds are insufficient to satisfy the preferred stock liquidation preference. I believe this arrangement benefits all stakeholders because, by ensuring that common stockholders receive some of the net proceeds, we increase the probability that common stockholders would support rather than interfere with such a transaction.

Regardless whether a transaction eventually occurs, I also hope this gesture of support to common stockholders will allow all parties to feel that their long and laudable support for an innovative and pioneering company ended with dignity and good will. It will at least be a moral victory if Digital Goods' stakeholders can retain nominal recognition and some hope for the future in recognition of their financial and psychological investment in an idea that, in retrospect, has proven to be well ahead of its time. I know that I personally have appreciated the support all of you have given our endeavors, and in the context of a reorganization like this, I would remain comfortable representing our shared interests in an emerging digital economy.

Looking forward to better days, I remain,

Yours truly,

/s/ Jonathan Schull, Ph.D.
Founder and President
SoftLock.com d/b/a Digital Goods